UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  October 18, 2006

iVOW, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22743	94-3184035
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

11455 El Camino Real, Suite 140, San Diego, California 92130

(Address of principal executive offices, with zip code)

(858) 703-2820

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01     Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
Item 8.01     Other Events.

On October 13, 2006, iVOW, Inc. (“iVOW”) received a Nasdaq Staff Deficiency Letter stating that iVOW has failed to comply with the minimum bid price requirement for continued listing set forth in Marketplace Rule 4310(c)(4) because for 30 consecutive business days, the bid price of iVOW’s common stock has closed below the minimum $1.00 bid requirement. The letter states that iVOW will be provided 180 calendar days, or until April 11, 2007, to regain compliance with the minimum bid price requirement. If at any time prior to April 11, 2007 the bid price of iVOW’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Nasdaq will notify iVOW that it is in compliance with the minimum bid requirement.

If iVOW has not regained compliance by April 11, 2007, the Staff of Nasdaq will determine whether iVOW meets the initial listing criteria for The Nasdaq Capital Market set forth in Marketplace Rule 4310(c), except for the bid price requirement.  If iVOW meets the initial listing criteria, the Staff will notify iVOW that it has been granted an additional 180 calendar day compliance period.  If the Company is not eligible for an additional compliance period, the Staff will provide written notification that iVOW’s securities will be delisted.  At that time, iVOW may appeal the Staff’s determination to delist its common stock to a Listing Qualifications Panel.

iVOW announced on September 21, 2006 that it has executed a definitive merger agreement with Crdentia Corp., a leading U.S. provider of healthcare staffing services.  iVOW and Crdentia expect the closing to occur prior to April 11, 2007, which is the end of 180-calendar days iVOW has to regain compliance with the minimum bid price requirement.

The closing and effectiveness of the merger are contingent upon the satisfaction of certain closing conditions set forth in the merger agreement, including receipt of approval by the Company’s stockholders.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits

The following exhibit is filed with this current report:

Exhibit No.	Description
99.1	Press Release, dated October 18, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iVOW, Inc.

Date: October 18, 2006	By:	/s/	RICHARD M. GOMBERG
Richard M. Gomberg
Vice President of Finance, Chief Financial Officer and Secretary
(Principal financial and accounting officer)